UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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First Citizens BancShares, Inc.

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A LETTER FROM THE CHAIRMAN
Frank B. Holding, Jr.

Dear Shareholder:

In last year’s letter to you, I wrote about being poised on the threshold of a 2019 filled with opportunity for First Citizens. That prediction came to fruition, as we grew and advanced our company, our offerings and our impact in the communities we serve.

We achieved record earnings in 2019 totaling $457 million representing a 14% increase over 2018 and a 22% increase on a per share basis. Despite net interest margin compression during the second half of the year, earnings grew due to higher net interest income, quality loan and core deposit growth and disciplined expense management. Earnings per share also benefited from continued share repurchases during the year. This financial success has positioned us very well for the future.

Mergers and acquisitions continue to be a critical component of our growth strategy, and at our annual leadership meeting in November we celebrated the completion or announcement of an exemplary 25 mergers and acquisitions over the past decade. Three of those mergers were finalized in 2019: Biscayne Bank, based in Florida, in April; First South Bank of South Carolina in May; and Entegra Bank at year’s end. Entegra amplified our presence in markets in Western North Carolina, Upstate South Carolina and North Georgia.

We also conducted four operational and systems conversions of merged banks in 2019. They were Securant Bank of Wisconsin, Palmetto Heritage of South Carolina, Biscayne and First South.

In addition, we announced plans in 2019 to acquire Gwinnett Community Bank of Georgia, and completed that merger in February of this year. We expect to convert both Gwinnett and Entegra later in 2020.

Providing more and better services to our customers is another way First Citizens is focused on growth. Recently we’ve made more than 35 enhancements to our Digital Banking platform to improve how, when and where people can take care of their banking. They include Zelle, improved digital account opening and Apple Watch capability. Currently, we’re working on a major refresh of our website for unveiling later this year.

In 2019, we introduced a new foreign exchange system that makes international wire transfers more intuitive. We also debuted two new business products. CORE Business Checking is a basic checking option designed for charitable organizations and religious and estate accounts. And the Essential Business Bundle is a competitive collection of popular features and services to help new business customers manage their cash flow and protect their finances. For 2020, we’re concentrating our efforts on increasing our expertise and presence in the commercial and industrial segments and developing a new and improved Business Online Banking product.

The investments we’ve made in our wealth infrastructure, services and integration within our branch environments are resulting in growth for this key segment. In 2019, we introduced our wealth capabilities in Richmond and plan to do the same in other high-potential markets this year. In addition, over the last five years, trust assets under management and administration grew by 50 percent – and in 2019 those assets surpassed $15 billion, a significant milestone.

Continued on back

Chairman’s Letter, continued

Promoting our wealth expertise and capabilities more broadly was the next logical strategy, and we kicked off an advertising campaign featuring print and radio messaging during the third quarter of 2019. The intention of the campaign is to increase general awareness about our offerings and how we can help clients achieve their financial goals.

While we are only one of many banks active in the merger and acquisition space, our track record, approach and culture are unique among our competitors’. We’re taking every advantage of promoting our strength and stability in the markets experiencing transitions – which is why we launched a new general bank ad campaign along the same lines called “Forever Strong. Forever Stable. Forever First.” It’s designed to help people and businesses understand not only who we are, but how we work and what we can deliver – and why we stand out among our competitors.

During Thanksgiving parade telecasts in select markets, we debuted powerful and inspiring new Teen Cancer America television commercials featuring actual patients – capping off what’s now nearly five years of remarkable progress changing the way medical care is delivered to young people in this country.

In addition to the five major medical centers we’ve partnered with – in North Carolina, South Carolina and Tennessee – the very first dedicated TCA unit in the Southeast opened in September at Bons Secours St. Francis Health System in Greenville, S.C. The Who’s front man and TCA co-founder Roger Daltrey attended the grand opening ceremony, generating significant interest and news media coverage.

Obviously, we couldn’t achieve any of what we’ve discussed in this letter without our outstanding associates. We owe a big debt of gratitude to them, which is why we do all we can to make First Citizens a fulfilling and enjoyable place for associates to spend their careers. In 2019, we amped up our banking service options with a new Premier Associate Banking program. We also enhanced our 2020 benefits package to include a third medical plan option, expanded telemedicine coverage, more hours of paid volunteer time and new dental, life and disability carriers. And of course, we continue to emphasize internal development opportunities to ensure our associates are prepared for their futures and those of their customers.

Growth such as we’ve experienced over the last few years makes it more critical than ever that we not lose our focus on maintaining the highest standards and delivering exceptional performance – part of our Forever First promise. In 2019, First Citizens was recognized with several accolades, including 22 prestigious Greenwich Awards, which celebrate excellence in the fields of small business and middle market banking. Also, finance and banking site Bankrate.com placed First Citizens in the top five of its best big banks in the United States.

Before closing, I’d like to recognize former Chief Operating Officer Ed Willingham, who retired from the bank in December after an illustrious 32-year career with us.

And I’ll extend that recognition to our shareholders, our associates and everyone involved in the incredibly rewarding evolution of First Citizens. Ever more opportunity awaits.

Sincerely,

Frank B. Holding, Jr.
March 4, 2020

Member FDIC. Equal Housing Lender .